                                                                       Exhibit A







                                OPTION AGREEMENT





         THIS OPTION AGREEMENT (the "Agreement") is made as of this 30th day of July 2001 between HAMON RESEARCH - COTTRELL, INC., a Delaware corporation ("Research-Cottrell"), TURBOSONIC TECHNOLOGIES, INC., a Delaware Corporation (the "Company"), and Dr. Donald R. Spink, Sr., Edward F. Spink, Patrick J. Forde, CVF Technologies Corporation, Fred G. Berlet, Zenda and Company, Egbert
Q. van Everdingen, Mark Quinn, Robert A. Allan, Ronald A. Berube, Richard H. Hurd, and Julien J. Hradecky (collectively, the "Company Shareholders").


         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do agree as follows:





                                    ARTICLE I


                                 GRANT OF OPTION





         Section 1.1       Grant of Option


         In consideration of the Research-Cottrell's execution and delivery of the Investment Agreement, the consummation of the transactions thereunder and other good and valuable consideration, on the date hereof the Company Shareholders each irrevocably grant to Research-Cottrell the option to purchase up to an aggregate of 1,900,000 shares of the issued and outstanding common stock, par value $.10 per share, of the Company (the "Common Stock") (representing approximately [15%] of the Company's outstanding Common Stock) upon the terms and conditions set forth in this Agreement (the "Initial Option").


         Section 1.2        Exercise Price


         The Initial Option shall be exercisable only in the event that Research-Cottrell has made a public tender offer (the "Tender Offer") to all of the holders of the Company's outstanding Common Stock to purchase an amount of shares equal to or greater than 1,900,000 shares of Common Stock during the period commencing on the date hereof and ending on August 31, 2002. The Tender Offer price for any shares of Common Stock shall be determined by the board of directors of Research-Cottrell, subject to their fiduciary duties under applicable law as advised by counsel, and the opinion of its financial advisor, in Research-Cottrell's sole discretion. In the event that Research-Cottrell has made the Tender Offer but Turbosonic shareholders (including the Company Shareholders) fail to tender to Research-Cottrell a total of 1,900,000 shares of Common Stock, Research-Cottrell shall have the right and option to purchase from the Company Shareholders in the amounts provided in Schedule I hereto and at a purchase price of $1.80 per share, the difference between 1,900,000 and the number of shares actually tendered to Research-Cottrell pursuant to the Tender Offer.


         Section 1.3       Control Option

         In the event that Research-Cottrell seeks to acquire an additional 4,500,000 shares (beyond those shares referenced in Section 1.2 above or otherwise previously acquired by Research-Cottrell) pursuant to one or more tender offers, but Turbosonic shareholders (including the Company Shareholders) fail to tender to Research-Cottrell 4,500,000 shares of Common Stock, then Research-Cottrell shall have the further right and option to purchase up to an additional 4,500,000 shares of Common Stock (the "Control Option") from the Company Shareholders in the amounts provided in Schedule I hereto during the periods and at the exercise prices as follows: from the date hereof through December 31, 2001, the option exercise price shall be $2.00 per share; from January 1, 2002 through August 31, 2002, the option exercise price shall be $2.25 per share; and after August 31, 2002, the option exercise price shall be $2.50 per share.


         Section 1.4.      Termination of Company Shareholder Obligation


         If at any time during the period commencing on the date hereof and ending on August 31, 2003, the shares of Common Stock shall trade on the OTC Bulletin Board or a national securities exchange at a price equal to or greater than $3.00 per share for a period of thirty (30) consecutive trading days, and if Research-Cottrell has not exercised the Control Option set forth in Section
1.3 above, then the obligation of the Company Shareholders to guarantee the availability of such shares from their respective stockholdings shall be extinguished.


         Section 1.5 Reduction of Number of Shares Subject to Option. Notwithstanding anything contained herein to the contrary, the Company Stockholders may tender any or all of their shares of Common Stock in any tender offer made by Research-Cottrell to the holders of the Company's Common Stock. If any Company Stockholder tenders shares in any such tender offer, the aggregate amounts of shares subject to the Initial Option and the Control Option and the number of shares to be sold by such Company Stockholder pursuant to the Initial Option and the Control Option as provided in Schedule I hereto shall each be reduced by the number of shares tendered by such Company Stockholder.



                                   ARTICLE II


                            PERIOD OF EXERCISABILITY


         Section 2.1       Duration of Exercisability


         This Option shall remain exercisable from the date hereof until August 31, 2003.


         Section 2.2       Termination of Option


         Upon the termination of this Option for any reason, Research-Cottrell shall have no further rights to purchase shares of Common Stock from the Company Shareholders.

                                   ARTICLE III


                               EXERCISE OF OPTION


         Section 3.1       Person Eligible to Exercise


         Only Research-Cottrell may exercise the Initial Option and the Control Option.


         Section 3.2       Manner of Exercise


         The Initial Option and the Control Option may be exercised only after notice to the Company Shareholders that Research-Cottrell intends to exercise the Initial Option or the Control Option and the delivery to the Company Shareholders of all of the following:


                  a. a written notice to the Company Shareholders stating the Option is being exercised. The notice shall be signed by a duly authorized representative of Research-Cottrell; and

                  b. full cash payment by wire transfer or certified check of the exercise price to each of the Company Shareholders; and

                  c. a written agreement, in a form satisfactory to the Company Shareholders, signed by Research-Cottrell stating that the shares of stock are being acquired for its own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933 (the "Securities Act") and then applicable rules and regulations thereunder, and that Research-Cottrell shall indemnify the Company Shareholders and the Company against, and hold them harmless from, any loss, damage, expense or liability resulting to any of them if any sale or distribution of the shares by Research-Cottrell is contrary to the representations and agreement referred to above. The Company Shareholders may, in their absolute discretion, take whatever additional actions they deem appropriate to insure the observance and performance of such representations and agreement and to affect compliance with the Securities Act and any other federal or state securities laws and regulations.





                                   ARTICLE IV


                                OTHER PROVISIONS


         Section 4.1       Restrictions on Transfer


         This Option Agreement and the Initial Option and Control Option shall not be transferred, assigned, pledged or hypothecated other than to an affiliate of Research-Cottrell and shall not be subject to execution, attachment or similar process. For purposes of this Agreement, the term "Affiliate" shall have the same meaning as set forth in Section 1.1 of the Investment Agreement. In the event the terms of this paragraph are not complied with by Research-Cottrell, or if this Option Agreement is subject to execution, attachment or similar process, this Option Agreement shall immediately become null and void.

         Section 4.2       Anti-Dilution Provisions


         If prior to expiration of the Option Agreement there shall occur any change in the outstanding common stock of the Company by reason of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, reorganization, liquidation, subscription rights, offering or the like, and as often as the same shall occur, then the kind and number of shares subject to the Initial Option or the Control Option, or the purchase price per share of Common Stock, or both, shall be adjusted by the Company in such a manner as its Board of Directors deems equitable, the Board's determination of which shall be final and binding.


         Section 4.3       Notices

         All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Turbosonic, to:

                  Turbosonic Technologies, Inc.
                  550 Parkside Drive, Suite A-14
                  Waterloo, Ontario
                  Canada N2L5V4
                  Attention: President
                  Fax:   (519) 885-6992

                  with a copy to:

                  White, Jenkins & Duncan
                  45 Erb Street
                  Waterloo, Ontario N2J4B5
                  Attention:  Irwin Duncan, Esq.
                  Fax:     (519) 886-8651

         if to Research-Cottrell, to:

                  Hamon Research-Cottrell, Inc.
                  58-92 East Main Street
                  Somerville, New Jersey  08876
                  Attention: Chief Executive Officer
                  Fax:     (908) 333-2152

                  with a copy to:

                  Riker, Danzig, Scherer, Hyland & Perretti LLP
                  Headquarters Plaza
                  One Speedwell Avenue
                  Morristown, New Jersey  07962
                  Attention: Douglas A. Satzger, Esq.
                  Fax:     (973) 538-1984

         All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until, the next succeeding business day in the place of receipt.


         Section 4.4       Amendments and Waivers.

         Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         Section 4.5       Expenses

         All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 4.6       Governing Law

         This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey without regard to the conflicts of law rules of such state.

         Section 4.7       Counterparts; Third Party Beneficiaries

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 4.8       Public Announcements.

         The Company and Research-Cottrell shall agree on the form and content of any public announcements which shall be made concerning this Agreement or the transactions contemplated hereby and neither the Company nor Research-Cottrell shall make any such public announcement without the consent of the other, except with respect to any public announcement or other public disclosure, to the extent either party determines, in good faith and with the advice of counsel, such announcement or disclosure is required by law or the rules or regulations of any exchange on which such party's securities are listed or to avoid undue risk that the transactions contemplated hereby will be enjoined or that such party, its officers, directors or representatives will be liable for damages as a result thereof.

         Section 4.9       Entire Agreement; Exhibits.

         This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. All exhibits hereto constitute part of this Agreement and are expressly incorporated herein.

         Section 4.10      Headings.

         The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

         Section 4.11      Legend


         Each certificate representing shares issued pursuant to this Option shall bear the following legend:


         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR STATE SECURITIES LAWS AND NO TRANSFER OF THE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT."


         Section 4.12      Conformity to Securities Laws


         The parties acknowledge that this Option Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Securities Exchange Act of 1934 and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder.

         IN WITNESS WHEREOF this Agreement has been executed and delivered by the parties hereto.





                                             HAMON RESEARCH-COTTRELL, INC.





                                             /s/ Luca Finzi
                                             -----------------------------------
                                             President

                                             TURBOSONIC TECHNOLOGIES, INC.


                                             /s/ E.F. Spink
                                             -----------------------------------
                                             Chairman & CEO


                                             /s/ Fred G. Berlet
                                             -----------------------------------


                                             /s/ Dr. Donald R. Spink, Sr.
                                             -----------------------------------


                                             /s/ Edward F. Spink
                                             -----------------------------------


                                             /s/ Patrick J. Forde
                                             -----------------------------------


                                             /s/ Mark Quinn
                                             -----------------------------------

Continuation of Signature Page - Option Agreement - Research-Cottrell


                                            /s/ Zenda and Company (Robert Spink)
                                            ------------------------------------


                                            /s/ Egbert Q. van Everdingen
                                            ------------------------------------


                                            /s/ Robert A. Allan
                                            ------------------------------------


                                            /s/ Ronald A. Berube
                                            ------------------------------------


                                            /s/ Richard H. Hurd
                                            ------------------------------------


                                            /s/ Julien J. Hradecky
                                            ------------------------------------


                                            CVF Technologies Corporation

                                            /s/ Robert Nally
                                            ------------------------------------
                                            Secretary, Treasurer and COO

                                OPTION AGREEMENT


                                     Between


           Hamon Research-Cottrell, TurboSonic Technologies, Inc. and


              Certain shareholders of TurboSonic Technologies, Inc.


                                   SCHEDULE I






      Shareholder                      Initial Option             Control Option
      -----------                      --------------             --------------

Dr. Donald R. Spink, Sr.                   993,000                   1,877,000

Patrick J. Forde                           258,000                    487,000

Edward F. Spink                            140,000                    265,000

Fred G. Berlet                             105,000                    200,000

Zenda & Company (Robert Spink)             74,000                     141,000

Egbert van Everdingen                      26,000                     49,000

Mark Quinn                                 66,000                     124,000

Robert Allan                               13,000                     22,000

Ronald Berube                              22,000                     38,000

Richard H. Hurd                            38,000                     72,000

Julien Hradecky                            35,000                     65,000

CVF Technologies Corporation               130,000                    320,000

Total                                     1,900,000                  3,660,000

                         Common Stock Purchase Agreement





         Agreement made as of February 25, 2002 by and between Hamon Research-Cottrell, Inc., a Delaware corporation having an address at 58-92 East Main Street, Somerville, New Jersey 08876 ("Purchaser"), and CVF Technologies Corporation ("Seller"). Seller proposes, subject to the terms and conditions stated herein, to sell to the Purchaser 450,000 shares of Common Stock, $.10 par value per share (the "Shares"), of TurboSonic Technologies, Inc., a Delaware corporation ("TurboSonic"), at a purchase price of thirty five cents ($0.35) per share, or an aggregate purchase price of $157,500 (the "Purchase Price").

         1. In connection with the sale of the Shares to the Purchaser, the Seller represents, warrants and agrees that:

                    (a) the Seller has good and marketable title to the Shares being sold by it hereunder free and clear of all liens, encumbrances, equities, security interests and claims whatsoever, and upon delivery of and payment of the Purchase Price for the Shares, the Purchaser will receive good title thereto free and clear of all liens, encumbrances, equities, security interests and claims whatsoever; and

                    (b) all authorizations and consents necessary for the execution and performance of this Agreement and for the delivery of the Shares by the Seller have been obtained, and the Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.

          2. (a) The Purchaser, by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks associated with the Shares and is holding the Shares for its own account, for investment and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof. The Purchaser acknowledges that the Shares to be received by it hereunder have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Furthermore, the Purchaser acknowledges that each certificate representing the Shares contains a legend substantially in the following form:


                    "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under said Act."


                    (b) The Purchaser is an "accredited investor" (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act).

          3. The closing of the sale of the Shares shall occur on February 22, 2002, or as soon thereafter as reasonably practicable (the "Closing"), by delivery by Purchaser to Seller of the Purchase Price by certified or bank check or wire transfer of immediately available funds, and by delivery by Seller to Purchaser of a certificate(s) for the Shares duly endorsed for transfer with blank stock powers attached.

          4. Purchaser and Seller agree that Mr. James Sbrola is entitled to a fee of $3,150.00 payable in cash or by check for arranging this transaction, which amount is payable at Closing, and that Purchaser and Seller shall each be responsible for the payment of $1,575.00 to Mr. Sbrola.

          5. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except as specifically contemplated hereby, this Agreement shall not be assignable by either party hereto except with the written consent of the other party.

          6. This Agreement embodies the entire agreement and understanding between the Seller and the Purchaser relating to the purchase of the Shares, and supercedes all prior agreements and understandings relating to the purchase of the Shares.

          7. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party or parties against which enforcement of the change, waiver, discharge or termination is sought.

          8. This Agreement shall be construed and governed by the laws of the State of New Jersey.

          9. This Agreement may be executed in one or more counterparts, each of which when executed shall be an original, but all such counterparts shall, together, constitute one and the same instrument.


          IN WITNESS WHEREOF, the Seller and the Purchaser have executed this Agreement as of the date first above written.



CVF TECHNOLOGIES CORPORATION                HAMON RESEARCH-COTTRELL, INC.


/s/ Jeffrey Drebin                      /s/  Jonathan Lagarenne
----------------------------------      ----------------------------------------
President                               Chief Executive Officer










3122346.02






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